Exhibit 10.2

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

MANUFACTURING AND SUPPLY AGREEMENT

(NB-02 formerly DA-9803)

Between

DONG-A ST CO., LTD.

And

NEUROBO PHARMACEUTICALS, INC.

Dated: June 07, 2020

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

MANUFACTURING AND SUPPLY AGREEMENT

(NB-02)

This MANUFACTURING AND SUPPLY AGREEMENT (this "Agreement ' ) is made and entered into as of June 07, 2020 ("Effective Date') by and between:

Dong-A ST Co., Ltd., a corporation duly incorporated under the laws of the Republic of Korea, having its principal place of business at 64 Cheonho-daero, Dongdaemun-gu , Seoul 02587, Republic of Korea ("Dong-A') and

NeuroBo Pharmaceuticals , Inc., a corporation duly incorporated  under the laws of the State of Dela ware, having its principal place of business at 200 Berkeley St. FL 19 , Boston, MA 02116 ,

U.S.A. ("NeuroBo").

RECITALS

WHEREAS, NeuroBo desires that Dong-A manufacture and supply NeuroBo with NB-02 drug product and its matching placebo, for the purpose of research and development of NB-02, including but not limited to, the use in the first human clinical trial to be conducted by NeuroBo ("Purpose");

WHEREAS, NeuroBo desires that Dong-A supply to NeuroBo the NB-02 drug product and its matching placebo to be manufactured by Dong-A after the Effective Date in compliance with the quality standard required for IND submission and clinical trial of NB-02 in the United States (the "Standard ' ); and

WHEREAS, Dong-A agrees to manufacture and supply exclusively to NeuroBo, NB-02 drug product and its matching placebo in strict compliance with the Standard, and NeuroBo agrees to purchase from Dong-A , NB-02 drug product and/or its matching placebo for the Purpose, on the terms and conditions hereinafter set forth.

Now, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dong-A and NeuroBo mutually agree as follows:

1.	DEFINITIONS

The capitalized terms utilized herein shall have the meanings as defined in this Agreement as follows:

1.1

" Affiliate" means , with respect to a Person, with respect to a Person, a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition only, " control" and, with correlative meanings, the terms "controlled by" and "under common control with" means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance , or (b) the ownership, directly or

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a legal entity; provided, however, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.2

" Confidential Information " means (a) any information , data, or know-how (in whatever form or format) that is (i) related to a Party 's business or technology including , but not limited to, that which relates to or which embodies research, product plans, products, services, customers, markets , software, developments , inventions (whether or not patentable) , processes, designs , drawings, mask works , integrated circuit topographies , engineering, hardware configuration information , infrastructure, price schedules , software design and configuration, processes , marketing or finances of such Party, and (ii) identified in writing as confidential by such Party or, if orally or visually dis closed, identified as confidential at the time of disclosure as confidential and confirmed in writing as confidential within thirty (30) days thereafter.

1.3

" Governmental Authority" means any federal, state, loc al, foreign, or other governmental , quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

1.4	" Laws" means any statute, rule , regulation , ordinance, code, directive, writ, injunction, settlement , permit, license, decree , judgment , or order of a Governmental Authority.

1.5	" Party" means each of Dong-A and NeuroBo, collectivel y " Parties."

1.6	" Person" means any individual, partnership, joint venture, corporation , trust, unincorporated organization, limited liability company, group, governmental authority, and any other person or entity.

1.7	"Third Party" means any Person other than NeuroBo and Dong-A.

2.	MANUFACTURE AND SUPPLY

2.1Subject to the provisions hereof , Dong-A shall manufacture in compliance with the Standard and in conformity with the specifications separately agreed upon between the Parties and attached hereto as Exhibit A (the "Product Specifications" ) as may be amended by the Parties' agreement in writing from time to time , and supply to NeuroBo the NB-02 dug product and/or its matching placebo, and NeuroBo shall purchase from Dong-A the NB-02 drug product and /or its matching placebo for the Purpose.

2.2NeuroBo shall manufacture, or have manufactured, and supply to Dong-A the active pharmaceutical ingredients (API), which are necessary to manufacture the NB-02 drug

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

product, in the quantity and in conformity with the specifications separately agreed upon between the Parties and attached hereto as Exhibit C (the"AP/ Specifications") as may be amended by the Parties ' agreement in writing from time to time .

2.3NeuroBo shall, at its costs and expenses, deliver the API to the place designated by Dong-A no later than [***] days prior to the requested delivery date for the NB-02 and/or its matching placebo in accordance with the Firm Order.

2.4Within [***] days after receipt of the API from NeuroBo , Dong-A shall perform a quality control test agreed upon between the Parties (the "AP/ Test" ) in accordance with the methods of the API Test on such API for acceptance (the "AP/ Test Methods" ), which shall be separately agreed in writing by and between the Parties and attached hereto as "Exhibit D" as may be amended by the Parties' agreement in writing from time to time . Dong-A shall conduct no other tests of the API without NeuroBo's written approval. NeuroBo shall provide Dong-A with all available information and technical assistance necessary for Dong-A to perform the API Test expeditiously. If the API is deficient in quantity or the API Test indicates that the API does not meet the API Specifications, Dong-A shall notify NeuroBo thereof in writing within the [***] -day period together with results of the API Test. If the quantity is deficient, NeuroBo shall, as soon as commercially reasonable , s hip, or have shipped , the sufficient amount of additional API to cover the deficiency. If the API does not meet the API Specifications, NeuroBo shall retrieve the API at its own expense and replace the API at no additional cost to Dong-A.

2.5Upon [***] days ' notice and at time mutually agreed upon by the Parties during Dong-A's normal business hours , but no more frequently than [***] every year during the term of this Agreement , NeuroBo may, at its cost and expense , inspect Dong-A's manufacturing facilities where the NB-02 are manufactured. Within [***] days after the completion of the inspection , NeuroBo shall provide a written report detailing the results of such audit to Dong-A. In case of any inspection by any Governmental Authority of Dong-A' s manufacturing facilities where the NB-02 are manufactured, NeuroBo shall promptly provide Dong-A with a notice of the inspection and all notice s, correspondence and related documents received from or sent to the applicable Governmental Authority. Dong-A shall permit such Governmental Authority to inspect the facilities to the fullest extent permitted by Laws and shall make its commercially reasonable efforts and cooperate with the Governmental Authority in conducting the inspection . NeuroBo shall provide such assistance as reasonably requested by Dong-A for the preparation of and during such inspection and furnish Dong-A with copies of all reports and notices received as a result of any such inspection. NeuroBo agrees that Dong-A shall not be obligated to correct any deficiencies documented by the Governmental Authority as a result of any such inspection. NeuroBo further agrees that it shall not hold Dong-A responsible nor shall bring any claims or actions against Dong A for any such deficiencies and/or costs or damages NeuroBo may incur resulting therefrom. Upon request of Dong-A, the Parties may discuss in good faith a plan for NeuroBo to assist in correcting such deficiencies and the terms and conditions for implementing the corrective actions under such plan.

2.6The Parties acknowledge and agree that prior to commercialization of the NB-02 by NeuroBo, its Affiliates and/or sublicensees, the Parties shall, in good faith , negotiate the terms and conditions for, including, without limitation, the supply price, and enter into a definitive non exclusive supply agreement pursuant to which Dong-A shall supply to NeuroBo the NB-02 for the commercialization by NeuroBo, its Affiliates and/or sublicensees of the NB-02.

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

2.7In case NeuroBo requests Dong-A to conduct any additional activities, including any testing (e.g. , AMY, PV), documentation (e.g. , CMC packaging) or manufacturing process development, which NeuroBo requires for obtaining the NOA or manufacturing of NB-02 drug product, the Parties shall, in good  faith, negotiate  the terms and  conditions, including, without limitation , the costs and expenses for conducting such additional activities , all of which shall be documented in a separate agreement.

3.	ORDERING AND DELIVERY

3.1NeuroBo shall submit to Dong-A an order for the NB-02 drug product and/or its matching placebo no later than [***] days prior to the requested delivery date thereof. For each order, NeuroBo shall be obligated to order the NB-02 drug product and/or its matching placebo in whole multiples of the batch , e.g., [***] tablets for Placebo, [***]  tablets for [***]  mg tablet, [***] tablets for [***]  mg tablet. NeuroBo acknowledges and agrees that certain quantity of the NB-02 drug product and/or its matching placebo from each batch ordered shall be retained by Dong-A for use in the stability tests and as retention samples , the summary of which shall be as set forth in Exhibit E, and details of which shall be set forth in a separate stability testing protocol, and NeuroBo shall order the NB-02 drug product and/or its matching placebo in consideration of such quantity to be retained by Dong-A. Each order shall specify at least (i) the quantity of the NB-02 drug product and/or its matching placebo, (ii) the specifications of the NB-02 drug product and/or its matching placebo , including the specifics of packaging, (iii) the expected delivery date for the API , (iv) the requested delivery date for the NB-02 drug product and/or its matching placebo, (v) the shipment terms for the NB-02 drug product and/or its matching placebo and (vi) the supply price for the NB-02 drug product and/or its matching placebo . Upon receipt of the order from Neu roBo, Dong A shall promptly acknowledge the receipt of such order. No order shall be binding upon the Parties until accepted in writing by Dong-A and NeuroBo; provided, however, that such acceptance shall not be unreasonably withheld or delayed. Upon acceptance of the order, the order shall be deemed to be a "Firm Order" which shall be binding and may only be revised by agreement of the Parties in writing. Dong-A shall deliver NB-02 drug product and/or its matching placebo to NeuroBo in accordance with the Firm Order on the shipment terms of EXW manufacturing facility of Dong-A (ICC Incoterms 20 I 0), including the delivery date and place set forth therein , within the later of (i) [***]  days after the date of the Firm Order or (ii) [***] days after the date of acceptance by Dong-A of the APL

3.2Dong-A shall supply NeuroBo with the NB-02 drug product and/or its matching placebo together with a certificate of analysis, as described in the Product Specifications , for each batch of the NB-02 drug product and/or its matching placebo shipped hereunder certifying that such batch of the NB-02 drug product and/or its matching placebo meets the Product Specifications.

3.3Within [***] days after receipt of the NB-02 drug product and/or its matching placebo hereunder , NeuroBo may, in its discretion , perform a quality control test (the "Product Test') in accordance with the methods of the test on such NB-02 drug product and/or its matching placebo for acceptance (the "Product Test Methods" ), which shall be separately agreed•in writing by and between Dong-A and NeuroBo and attached hereto as Exhibit B, as may be amended by

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

the Parties' agreement in writing from time to time. Dong-A shall provide NeuroBo with all available information and technical assistance necessary for NeuroBo to perform the Product Test expeditiously. If the NB-02 drug product and/or its matching placebo is deficient in quantity or the Product Test indicates that the NB-02 drug product and/or its matching placebo does not meet the Product Specifications , NeuroBo shall notify Dong-A thereof in writing within the [***] day period together with results of the Product Test. If the quantity is deficient , Dong-A shall immediately ship the sufficient amount of additional NB-02 drug product and/or its matching placebo to cover the deficiency. If Dong-A does not agree that the NB-02 drug product and/or its matching placebo fails to meet the Product Specifications , the Parties shall refer their disagreement for decision by an independent testing laboratory agreed by the Parties . The decision by the independent testing laboratory shall be conclusive and binding on both Partie s, and the losing Party shall bear the costs of the independent testing laboratory. If Dong-A agrees that the NB-02 drug product and/or its matching placebo does not meet the Product Specifications, or if the decision by the testing laboratory confirms that the NB-02 drug product and/or its matching placebo does not meet the Product Specifications , (i) Dong-A shall arrange for the return from NeuroBo of the NB-02 drug product and/or its matching placebo at Dong-A's expense, and (ii) without waiting for the return, Dong-A shall promptly replace the entire order of NB-02 drug product and/or its matching placebo at no additional cost to NeuroBo

4.	TERMS AND CONDITIONS OF SALE

4.1The terms and conditions of sale and purchase of the NB-02 drug product and/or its matching placebo between Dong-A and NeuroBo shall be set forth in each Firm Order.

4.2The supply prices for the NB-02 drug product and its matching placebo shall be specified in Schedule 4.2.

4.3Upon agreement by the Parties of the Finn Order, Dong-A shall issue to NeuroBo an invoice in Korean Won for each shipment of the NB-02 drug product and/or its matching placebo based on the Firm Order. Unless otherwise agreed in writing by Dong-A, NeuroBo shall pay the invoiced supply price (i) in Korean Won (KRW) or (ii) in United States Dollars (USO) which amount shall correspond with the invoiced amount converted from KRW to USO at the exchange rate of the payment date, no later than [***] days prior to the shipment date by way of wire transfer to Dong-A. NeuroBo shall be responsible for and pay all wire transfer fees incurred. If Dong-A does not receive payment of any sum due to it on or before the due date , simple interest shall thereafter accrue on the sum due to until the date of payment at the [***] rate of [***]  percent over the then-current prime rate quoted by Citibank in New York, New York or the maximum rate allowable by New York law, whichever is lower.

4.4Dong-A shall not be responsible for any taxes levied on account of the payment s made by Neurobo under this Agreement. In the event that any taxes are required to be paid on account of any payment hereunder , NeuroBo shall pay all such taxes.

4.5In performing its obligations under this Agreement , each party shall, and shall cause its Affiliates and sublicensees to, comply with all applicable laws, including any applicable anti corruption or anti-bribery laws or regulation, of any Governmental Authority with jurisdiction over the activities performed by a party or its Affiliates or sublicensees in furtherance of such obligations.

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

5.	LIMITATION OF LIABILITY

5.1EXCEPT FOR A BREACH OF SECTION 7 OR INDEMNIFICATION OF THIRD PARTY CLAIMS UNDER SECTION 6, IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY , SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES , OR FOR ANY LOST DATA OR CONFIDENTIAL INFORMATION, LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR BUSINESS INTERRUPTION ARISING FROM OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES . NOTWITHSTANDING THIS SECTION 5.1, A PARTY DOES NOT EXCLUDE OR LIMIT LIABILITY IN RESPECT OF PERSONAL INJURY OR DEATH TO THE EXTENT SUCH LIABILITY CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.

5.2EXCEPT FOR THIRD PARTY CLAIMS UNDER SECTION 6, EACH PARTY ' S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT WHETHER IN CONTRACT OR TORT OR OTHERWISE , SHALL NOT EXCEED TWO MILLION UNITED STATES DOLLARS (USD $2,000,000.00). THE EXISTENCE OF ONE OR MORE CLAIMS SHALL NOT ENLARGE THIS LIMIT.

5.3EACH PARTY ACKNOWLEDGES THAT THE LIMITATIONS OF SECTION 5 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS RESPECTIVE LIABILITY , AND EACH PARTY AGREES THAT THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

6.	INDEMNIFICATION

6.1Indemnification of NeuroBo. Subject to Section 5, NeuroBo, its Affiliates, and each of their respective directors, officers, trustees, shareholders , employees , and agents (collectively , "NeuroBo lndemnitees") will be indemnified, defended by counsel reasonably acceptable to NeuroBo, and held harmless by Dong-A from and against any loss or damage of any kind or nature which are incurred by virtue of or result from any breach of the covenants or other obligations of Dong-A under this Agreement, except to the extent that any claims have arisen from the gross negligence or willful misconduct of any NeuroBo lndemnitee or the breach of an obligation under this Agreement by any NeuroBo Indemnitee.

6.2Indemnification of Dong-A. Subject to Section 5, Dong-A, its Affiliates, and each of their respective directors , officers, trustees , shareholders , employees, and agents (collectively , "Dong-A lndemnitees") will be indemnified, defended by counsel reasonably acceptable to Dong-A, and held harmless by NeuroBo from and against any loss or damage of any kind or nature which are incurred by virtue of or result from NeuroBo's use of NB-02 drug product and its matching placebo in clinical trial, except to the extent that any claims have arisen from the gross negligence or willful misconduct of any Dong-A Indemnitee or the breach of an obligation under this Agreement by any Dong-A Indemnitee.

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

6.3	Defense of Claims

(a)In the case of any claim for indemnification under Section 6.I (if NeuroBo) or Section 6.2 (if Dong-A) arising from a claim of a Third Party, an indemnified party must give prompt notice and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party ' s receipt of notice of such claim, to the indemnifying party of any claim of which such indemnified party has knowledge and as to which it may request indemnification hereunder . The failure to give such notice will not, however , relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby.

(b)The indemnifying party will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the indemnifying party unless (i) the indemnifying party acknowledges fully its obligations to the indemnified party(ies) under this Agreement within fifteen (15) days after receiving notice of such Third Party claim; (ii) the applicable Third Party claim alleges fraud; (iii) there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of such defense; (iv) the Third Party claim is criminal in nature , could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the indemnified party; (v) the Third Party claim seeks injunctive relief or other equitable remedies against the indemnified party(ies); and/or (vi) the indemnified party is NeuroBo and the Third Party is a customer of NeuroBo.

(c)If the indemnifying party elects, and is entitled, to compromise or defend such claim , it will within twenty (20) days of receipt of notice (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party must, at the request and expense of the indemnifying party, cooperate in the defense of such claim.

(d)If the indemnifying party elects not to compromise or defend such claim , fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim .

(e)Except as set forth in the immediately preceding subsection , the indemnifying party will have no indemnification obligations with respect to any such claim which will be settled by the indemnified party without the prior written consent of the indemnifying party (which consent may not be unreasonably withheld or delayed ); provided, however, that notwithstanding the foregoing, the indemnified party will not be required to refrain from paying any claim that has matured by an order, unless an appeal is duly taken therefrom and exercise thereof has been stayed , nor will it be required to refrain from paying any claim where the del_ay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss.

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

(f)The indemnifying party ' s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a Third Party; provided that no such compromise or settlement will obligate the indemnified party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the indemnified party other than the delivery of a release, except with the prior written consent of the indemnified party (such consent to be withheld or delayed only for a good faith reason).

(g)Notwithstanding the indemnifying party ' s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the indemnified party; provided, however , that consent by the indemnified party to settlement or compromise will not be unreasonably withheld or delayed.

(h)The indemnified party will have the right to participate in the defense of any claim with counsel selected by it subject to the indemnifying party's right to direct the defense. The fees and disbursements of such counsel will be at the expense of the indemnified party; provided , however , that, in the case of any claim which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel will be at the expense of the indemnifying party.

6.4Non-Third Party Claims. Any claim which does not result from a Third Party claim will be asserted by a notice to the other Party and will be identified as a " DIRECT INDEMNITY CLAIM NOTICE. " The recipient of such notice will have a period of thirty (30) days after receipt of such notice within which to respond thereto. During such thirty (30)-day period , the recipient will have the right to cure any applicable breach of this Agreement. If the recipient does not respond within such thirty (30) days and does not cure the applicable breach , the recipient will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice . If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the Party delivering will be free to pursue such remedies as may be available to it under contract or applicable law.

7.	CONFIDENTIALITY

7.1Duty to Hold in Confidence. For a period of five (5) years after the Effective Date, each Party ("Receiving Party") shall preserve in strict confidence and secure against unauthorized use or disclosure any Confidential Information obtained from or with respect to the other Party ("Disclosing Party"). In preserving the Disclosing Party ' s Confidential Information , Receiving Party shall use the same standard of care it would use to secure and safeguard its own confidential information of similar importance , but in no event less than reasonable care. Any permitted reproduction of the Disclosing Party ' s Confidential Information shall contain all confidential or proprietary legends that appear on the original. Receiving Party shall immediate ly notify the Disclosing Party in writing in the event of any loss or unauthorized disclosure or use of Confidential Information known by the Receiving Party. Receiving Party shall use the Disclosing Party ' s Confidential Information disclosed hereunder solely for the purpose of fulfilling such Party ' s obligations and exercising such Party ' s rights under this Agreement.

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

7.2Exclusions. The foregoing obligations shall not apply to information which: (a) was publicly known and available in the public domain prior to the time of disclosure to the Receiving Party by the Disclosing Party; (b) becomes publicly known and available in the public domain after disclosure to the Receiving Party by the Disclosing Party through no action or inaction of the Receiving Party; (c) is lawfully in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as evidenced by the written records of the Receiving Party; (d) is independently developed by the Receiving Party without use of or reference to the Disclosing Party' s Confidential Information as evidenced by the written records of the Receiving Party; (e) is received by the Receiving Party from a Third Party which the Receiving Party has no reason to believe has a duty of confidentiality to the Disclosing Party; or (t) has been approved for disclosure by the Disclosing Party in writing.

7.3Permitted Disclosures. Receiving Party shall permit access to the Disclosing Party ' s Confidential Information solely to its directors , officer, employees, representatives , agents, and contractors who: (a) have a need to know such information for purposes of performing the Disclosing Party' s obligations or exercising the Disclosing Party' s rights hereunder ; and (b) have signed confidentiality agreements containing terms at least as restrictive as those contained herein or have a professional obligation to maintain the confidentiality thereof. Except as permitted in the exercise of the licenses and rights granted under this Agreement , Receiving Party shall not disclose or transfer any Confidential Information to any Third Party, without the specific prior written approval of the Disclosing Party, except to the extent required by law or governmental or court order to be disclosed by Receiving Party, provided that Receiving Party gives the Disclosing Party prompt notice of such requirement (if permitted by law) prior to such disclosure and cooperates with the Disclosing Party in the latter' s attempt, if any, to prevent such disclosure or in obtaining a protective or similar order with respect to the Confidential Information to be disclose d.

7.4Return of lnformation. The Disclosing Party retains ownership of all Confidential Information disclosed or made available to Receiving Party. Upon any termination, cancellation, or expiration of this Agreement, or upon the Disclosing Party's request for any reason (other than in breach of this Agreement) , Receiving Party shall return promptly to the Disclosing Party (or destroy at the Disclosing Party' s request with a signed certification thereof) the originals and all copies (without retention of any copy) of any written documents , tools, materials , or other tangible items containing or embodying Confidential Information; provide d, however , that Receiving Party shall be entitled to retain such originals and copies of Confidential Information of the Disclosing Party (which may be in electronic form) solely for archival purposes, defense of claims , and as are necessary to Receiving Party ' s use and exploitation, as permitted by this Agreement, of any rights retained by Receiving Party following such termination, cancellation, expiration or request.

7.5Remedies. Receiving Party agrees that its obligations provided in this Section 7 are necessary and reasonable in order to protect the Disclosing Party and its business, and expressly agrees that monetary damages would be inadequate to compensate the Disclosing Party for any breach by the Receiving Party of its covenants and agreements set forth in this Agreement. Accordingly, each Party agrees and acknowledges that any such breach or threatened breach may allow the Receiving Party or Third Parties to unfairly compete with the Disclosing Party resulting in irreparable injury to the Disclosing Party and that, in addition to any other remedy that may be

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

available , in law, in equity or otherwise , the Disclosing Party shall be entitled to seek and obtain (without being required to post a bond or other security) injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the Receiving Party, without the necessity of proving actual damages.

7.6Publicity. Except as necessary to comply with any applicable laws or regulations , each Party agrees not to issue any press release or public statement disclosing the terms of this Agreement without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Prior to being released or made , a copy of all press releases and public statements which a Party intends to issue or make regarding the terms of this Agreement , shall be provided to the other Party for approval.

8.	TERM AND TERMINATION

8.1This Agreement  shall  commence  on  the  Effective  Date  and,  unless  earlier terminated, shall continue in full force and effect for a period of five (5) years thereafter.

8.2A Patty may terminate this Agreement by notice to the other Party if the other Party is in material breach of any provision of this Agreement, and

(a)the breaching Party has not cured the breach within sixty (60) days after receiving notice from the terminating Party; or

(b)if the breach cannot reasonably be cured within the sixty (60) day period, the breaching Party has not started to remedy the breach within the sixty (60) day period and diligently endeavored to cure the breach within a reasonable time thereafter.

8.3Either Party may terminate this Agreement immediately upon notice to the other Party in the event that (a) the other Party is the subject of a petition for bankruptcy , reorganization , or arrangement, whether voluntary or involuntary, and the same is not dismissed within thirty (30) days thereof, (b) a receiver or trustee is appointed for all or a substantial portion of the assets of the other Party, or (c) the other Party makes an assignment for the benefit of its creditors .

8.4The termination or expiration of this Agreement , in whole or  in  part,  shall  be without prejudice to the right of either Dong-A and NeuroBo to receive all payments accrued and unpaid at the effective date of such termination or expiration, without prejudice to the remedy of either Dong-A and NeuroBo in respect to any previous breach of any of the representations , warranties, covenants or obligations herein contained and without prejudice to any other provisions hereof which expressly or necessarily call for performance after such termination or expiration.

9.	GOVERNING LAW

The laws of the State of New York (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates , including without limitation, its validity, interpretation, construction, performance, and enforcement.

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

10.	SUBMISSION TO JURISDICTION/WAIVER OF JURY TRIAL

EACH OF THE PARTIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AND EMPLOYEES HEREBY IRREVOCABLY AND UNCONDITIONALLY: (I) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF; (II) CONSENTS TO THE FULLEST EXTENT PERMITTED BYLAW THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY AND IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, AND (III) AGREES TO THE FULLEST EXTENT BY LAW THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTY AT ITS ADDRESS SET FORTH IN THE OPENING PARAGRAPH OF THIS AGREEMENT AND HEREBY  ACCEPTS SERVICE OF PROCESS IF MADE IN ACCORDANCE WITH THIS SECTION 10.

11.	NOTICES

All not ices, consents, and approvals under this Agreement must be delivered in writing by courier, electronic mail (with confirmation of deli very), or certified or registered mail , (postage prepaid and return receipt requested) to the other Party; and shall be effective upon receipt or three (3) business days after being deposited in the mail, whichever occurs sooner. Notices to the Parties shall be sent to the addresses set forth at the beginning of this Agreement. Notice of change of address shall be given in the same manner as other communications.

12.	GENERAL PROVISIONS

12.1Force Majeure. No Party shall be liable for any failure to perform its obligations under this Agreement if prevented from doing so by a cause or  causes  beyond  its  reasonable control and not the fault of the nonperforming Party,  and  the  nonperforming  Party  has  been unable to avoid or overcome the act or event by the exercise of due diligence,  including,  by  way of example and without limitation , war, flood , fire, earthquake, riots, strikes, acts of God or public enemy , restraints of government , terrorist acts, and military action .

12.2Assignment. Neither Party may assign or transfer any of its rights under this Agreement , voluntarily, in voluntarily , or by operation of law, or in any other manner , without the prior written consent of the other Party; provided , however , that either Party may assign its rights under this Agreement in connection with a merger , consolidation, or sale of substantially all of its assets with prior written notice to the other Party and if the successor entity agrees in writing to be bound by all of the terms and conditions of this Agreement. Any purported assignment or transfer of rights in violation of this section is null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

12.3Waivers. Any waiver or failure to enforce any provision of this Agreement on one occasion shall not be deemed a waiver of any other provision or of such provision on any other occasion.

12.4Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision shall be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement shall continue in full force and effect.

12.5Remedies. The Parties' rights and remedies under this Agreement are cumulative. It is understood and agreed that notwithstanding any other provisions of this Agreement , a breach by a Party under this Agreement shall cause the other Parties irreparable damage for which recovery of money damages would be inadequate , and that, in addition to any and all remedies available at law, the other Parties shall be entitled to seek timely injunctive relief to protect their rights under this Agreement. If any legal action is brought to enforce this Agreement, the prevailing Party shall be entitled to receive its reasonable attorneys' fees, court costs, and other collection expenses, in addition to any other relief it may receive.

12.6Independent Contractor/No  Agency.  Each  Party agrees and acknowledges  that in its performance of its obligations under this Agreement , it is an independent contractor of the other Parties and is solely responsible for its own activities. No Party shall have any authority to make commitments or enter into contracts on behalf  of,  bind,  or  otherwise  obligate  the  other Party in any manner whatsoever. Nothing contained herein shall be construed as creating  any agency, partnership , or other form of joint enterprise between the Parties.

12.7Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, under standings, and communication, whether written or oral.

<Signature page follows.>

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

DONG-A ST CO., LTD.

By:	/s/ Daesik Eom
Daesik Eom, Chairman and CEO

NEUROBO PHARMACEUTICALS, INC.

By:	/s/ Richard Kang
Richard Kang, Chairman and CEO